Exhibit 99

Contacts:

Media	Investor Relations
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL’S FIRST QUARTER EARNINGS PER SHARE 42 CENTS,
UP 24% VERSUS PRIOR YEAR ON SALES OF $6.5 BILLION

MORRIS TOWNSHIP, N.J., April 20, 2005 -- Honeywell (NYSE: HON) today announced first-quarter earnings per share of 42 cents, an increase of 8 cents or 24% over the prior year. Sales of $6.5 billion were up 4% on a reported basis, reflecting 6% organic sales growth offset by the net impact of acquisitions and divestitures. Net income was $359 million for the quarter, up from $295 million last year. Cash flow from operations was $329 million and free cash flow (cash flow from operations less capital expenditures) was $194 million.

“We are very pleased with first-quarter results,” said Dave Cote, Honeywell Chairman and CEO. “This is a terrific start to the year. Organic growth and strong operational execution contributed to better than expected performance in the quarter. In addition, we completed the Novar acquisition, and are well on the way to successfully integrating Novar’s IBS business into Honeywell. We are excited about the fit of IBS into our core fire, environmental controls, security and services businesses, and the overall market and distribution opportunities it brings to Honeywell.”

“Each of the operating segments contributed to our strong first-quarter performance,” continued Cote. “Aerospace had an outstanding quarter, supported by increased OE deliveries, aftermarket growth and continued growth in demand for defense products and services. Automation and Control Solutions experienced strong sales growth in the Security and Life Safety products businesses. In Transportation Systems, continued growth in European turbo sales and increased Class 8 heavy duty truck builds in the U.S. drove sales growth. While Specialty Materials sales grew 5% organically, primarily from flourines demand and pricing actions, that was more than offset by the impact of the Performance Fibers divestiture resulting in a total 6% decline in reported sales.”

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2 - results

First-Quarter Segment Highlights

Aerospace

•	Sales were up 9% compared with the first quarter of 2004, driven by 12% growth in commercial markets and 5% growth in defense and space sales.

•	Segment margins were 15.1% compared with 13.3% a year ago, due to strong volume growth and higher enforcement income, offset by increased technology spending.

•	Singapore Airlines awarded Honeywell a 10-year maintenance service agreement valued at up to $125 million for Honeywell’s GTCP 331-500 auxiliary power unit for its fleet of Boeing 777 aircraft.

•	The U.S. Air Force selected Honeywell to provide maintenance and engineering services for F-15 test systems in a nine-year contract valued at more than $450 million.

•	Honeywell’s HTS900 engine has been selected to power both the civil and military versions of the Bell 407 helicopter.

Automation and Control Solutions

•	Sales were up 2%, compared with the first-quarter of 2004, driven by growth in Life Safety and Security, partially offset by prior year divestitures.

•	Segment margins were 10.1% compared with 10.0% a year ago, due to productivity initiatives offsetting the impact of ongoing investments.

•	The Novar transaction was completed on March 31. Integration of IBS is underway, with more than 100 ACS leaders involved with the effort.

•

Building Solutions was awarded a $9 million integrated communications and security services contract for a new Australian immigration processing and detention center. The contract includes the installation of photo ID, perimeter detection, CCTV, contraband detection, mobile tracking duress systems, and other leading security technologies.

•

Process Solutions was awarded a new $7 million chemical production facility-wide contract from long standing customer Oltchim, a Romanian chemical producer, and received its first European lifecycle management contract, worth $6.5 million, from Lyondell Chemical.

Transportation Systems

•	Sales were up 8%, compared with the first-quarter of 2004, reflecting continued growth in turbocharger sales and favorable foreign exchange.

•	Segment margins were 13.4%, equal to prior year, as increased volume and pricing were offset by higher raw material costs.

•

At the Geneva Motor Show, Volkswagen launched its new Passat, which was equipped with a new 2.0L, 170 hp diesel engine boosted by Honeywell Turbo Technologies' third generation VNT™ turbo. This new turbo technology will be launched on more than 20 additional models in 2005.

•

Consumer Products Group has experienced good customer acceptance of new Prestone® All Makes/All Models antifreeze that is compatible with all types of antifreeze/coolant, including conventional silicated, organic acid and hybrid technology coolants.

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3 - results

Specialty Materials

•

Sales were down 6% on a reported basis, compared with the first quarter of 2004, due to the loss of sales from the divested Performance Fibers business, offset by 5% organic sales growth from demand for proprietary fluorines technology and pricing actions.

•	Segment margins were 7.4% compared with 5.6% a year ago, due to price increases and productivity actions offsetting higher raw material costs.

•

Honeywell Chemicals signed a cross-distribution agreement with Chata Biosystems, a U.S.-based manufacturer of pre-packaged chemical solution products, providing Honeywell with additional channels to market and broaden its product offerings.

•

Electronic Materials opened a new 40,000-square-foot manufacturing facility in Chandler, Ariz., which significantly increases its capabilities to provide customized chemical solutions to semiconductor manufacturers.

Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's Investor Conference Call. The live webcast of the investor call will be available through the "Investor Relations" section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m., April 20, until 5:00 p.m., April 27, by dialing (706) 645-9291. The access code is 5244264.

Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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4 - results

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended March 31,
	2005		2004
Product sales	$5,188		$4,939
Service sales	1,265		1,239

	6,453		6,178

Costs, expenses and other
Cost of products sold	4,169	(A)	4,021	(C)
Cost of services sold	916	(A)	909	(C)
Selling, general and administrative expenses	854	(A)	808	(C)
(Gain) loss on sale of non-strategic businesses	(8	) (B)	(32	) (D)
Equity in (income) loss of affiliated companies	(31)		(7	) (C)
Other (income) expense	(24)		(10)
Interest and other financial charges	91		84

	5,967		5,773

Income before taxes	486		405
Tax expense	127		110

Net income	$359		$295

Earnings per share of common stock - basic	$0.42		$0.34

Earnings per share of common stock - assuming dilution	$0.42		$0.34

Weighted average number of shares outstanding-basic	852		861

Weighted average number of shares outstanding -
assuming dilution	856		864

(A)	Cost of products and services sold and selling, general and administrative expenses include provisions (credits) of $102 and $(3) million, respectively, for environmental, litigation and net repositioning charges. Total pretax charges were $99 million (after-tax $70 million, or $0.08 per share).

(B)	Represents a pretax adjustment related to the sale of our Security Monitoring business, which was sold in 2004, (after-tax $5 million, or $0.01 per share).

(C)	Cost of products and services sold, selling, general and administrative expenses and equity in (income) loss of affiliated companies include provisions of $52, $2 and $2 million, respectively, for environmental, litigation and net repositioning charges. Total pretax charges were $56 million (after-tax $35 million, or $0.04 per share).

(D)	Represents the pretax gain on the sale of our VCSEL Optical Products business (after-tax $14 million, or $0.02 per share).

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Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

Net Sales	Three Months Ended March 31,
	2005	2004
Aerospace	$2,504	$2,304
Automation and Control Solutions	1,992	1,947
Specialty Materials	801	856
Transportation Systems	1,156	1,071
Corporate	—	—

Total	$6,453	$6,178

Segment Profit	Three Months Ended March 31,
	2005	2004
Aerospace	$379	$307
Automation and Control Solutions	201	195
Specialty Materials	59	48
Transportation Systems	155	143
Corporate	(44)	(39)

Total Segment Profit	750	654
Gain on sale of non-strategic businesses	8	32
Equity in income of affiliated companies	31	7
Other income	24	10
Interest and other financial charges	(91)	(84)
Pension and other postretirement benefits (expense) (A)	(137)	(160)
Repositioning, environmental and litigation charges (A)	(99)	(54)

Income before taxes	$486	$405

(A)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

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6 - results

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,096	$3,586
Accounts, notes and other receivables	4,424	4,243
Inventories	3,391	3,160
Assets held for disposal	1,242	—
Deferred income taxes	1,269	1,289
Other current assets	491	542

Total current assets	14,913	12,820
Investments and long-term receivables	482	542
Property, plant and equipment - net	4,386	4,331
Goodwill	7,575	6,013
Other intangible assets - net	1,265	1,241
Insurance recoveries for asbestos related liabilities	1,476	1,412
Deferred income taxes	611	613
Prepaid pension benefit cost	2,902	2,985
Other assets	1,050	1,105

Total assets	$34,660	$31,062

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$2,644	$2,564
Short-term borrowings	739	28
Commercial paper	340	220
Current maturities of long-term debt	948	956
Liabilities related to assets held for disposal	242	—
Due to Novar plc shareowners	1,800	—
Accrued liabilities	4,838	4,971

Total current liabilities	11,551	8,739
Long-term debt	4,042	4,069
Deferred income taxes	447	397
Postretirement benefit obligations other than pensions	1,713	1,713
Asbestos related liabilities	2,029	2,006
Other liabilities	3,447	2,886
Shareowners' equity	11,431	11,252

Total liabilities and shareowners' equity	$34,660	$31,062

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7 - results

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$359	$295
Adjustments to reconcile net income to net cash provided
by operating activities:
(Gain) loss on sale of non-strategic businesses	(8)	(32)
Repositioning, environmental and litigation charges	99	56
Severance and exit cost payments	(32)	(50)
Environmental and non-asbestos litigation payments	(43)	(37)
Asbestos related liability payments	(92)	(101)
Insurance receipts for asbestos related liabilities	9	18
Depreciation and amortization	167	167
Undistributed earnings of equity affiliates	(23)	(8)
Deferred income taxes	3	29
Pension and other postretirement benefits expense	137	160
Other postretirement benefit payments	(42)	(48)
Other	(6)	(20)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(9)	(168)
Inventories	(85)	(46)
Other current assets	44	(14)
Accounts payable	(13)	75
Accrued liabilities	(136)	61

Net cash provided by operating activities	329	337

Cash flows from investing activities:
Expenditures for property, plant and equipment	(135)	(135)
Proceeds from disposals of property, plant and equipment	1	—
Decrease in investments	285	80
Cash acquired in acquisition of Novar plc	86	—
Cash paid for acquisitions	(3)	(96)
Proceeds from sales of businesses	(5)	71

Net cash provided by (used for) investing activities	229	(80)

Cash flows from financing activities:
Net increase in commercial paper	120	365
Net (decrease) increase in short-term borrowings	(2)	3
Proceeds from issuance of common stock	67	26
Payments of long-term debt	(10)	(20)
Repurchases of common stock	—	(229)
Cash dividends on common stock	(176)	(161)

Net cash (used for) financing activities	(1)	(16)

Effect of foreign exchange rate changes on cash and cash equivalents	(47)	9

Net increase in cash and cash equivalents	510	250
Cash and cash equivalents at beginning of period	3,586	2,950

Cash and cash equivalents at end of period	$4,096	$3,200

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8 - results

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Cash provided by operating activities	$329	$337
Expenditures for property, plant and equipment	(135)	(135)

Free cash flow	$194	$202

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.